Exhibit 99.1

FOR IMMEDIATE RELEASE
August 4, 2009

Contact:
John B. Woodlief
Vice President – Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Fiscal Third Quarter 2009 Results

CHARLOTTE, N.C.—August 4, 2009--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported that consolidated sales for the fiscal third quarter ended June 28, 2009 increased by 1.1% to $1.02 billion, from $1.01 billion in the third quarter of fiscal 2008. For the 39 weeks ended June 28, 2009, consolidated sales of $3.03 billion were 2.2% above the $2.97 billion for the comparable period of fiscal 2008. The increase in consolidated sales for the quarter and 39-week period was attributable to sales increases at Harris Teeter, the Company’s supermarket subsidiary, that were partially offset by sales declines at American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary.

The Company reported that consolidated net income in the third quarter of fiscal 2009 was $16.5 million, or $0.34 per diluted share, as compared to $24.5 million, or $0.51 per diluted share in the prior year third quarter. For the 39 weeks ended June 28, 2009, consolidated net income was $62.3 million, or $1.29 per diluted share, as compared to $71.9 million, or $1.49 per diluted share in the same period of fiscal 2008.

Fiscal 2009 results include non-cash charges totaling $9.9 million ($6.1 million after tax benefits, or $0.13 per diluted share) related to goodwill and long-lived asset impairments recognized by A&E. During the third quarter of fiscal 2009, A&E recorded non-cash impairment charges related to its U.S. operations. The impairment charges consisted of $7.7 million for the write-off of all of the goodwill associated with A&E’s U.S. acquisitions made in 1995 and 1996 and $2.2 million for the write-down of long-lived assets.

Net income for the third quarter and 39-week period of fiscal 2009 decreased from the prior year periods as a result of the non-cash charges discussed above, operating losses at A&E and a slight decrease in operating profit at Harris Teeter from the prior year periods. The decrease in net income for the 39-week period was partially offset by the previously disclosed adjustment recorded in the second quarter of fiscal 2009 that reduced income taxes by approximately $1.6 million for the reversal of valuation allowances associated with foreign tax credits.

Harris Teeter sales increased by 4.1% to $964.2 million in the third quarter of fiscal 2009, compared to sales of $926.3 million in the third quarter of fiscal 2008. For the 39 weeks ended June 28, 2009, sales rose 4.7% to $2.84 billion from $2.72 billion in the same period of fiscal 2008. The increase in sales for both the quarter and 39-week period was attributable to incremental new stores and was partially offset by comparable store sales declines of 1.42% for the quarter and 1.15% for the 39-week period. As previously disclosed, comparable store sales for the third quarter of fiscal 2009 were impacted by the shift of the Easter holiday from second quarter in fiscal 2008 to third quarter in fiscal 2009. This shift in the Easter holiday had a 32 basis points impact on third quarter comparable store sales. Comparable store sales continue to be negatively impacted by changes in consumer buying habits created by the current economic environment and, to some extent, the cannibalization created by opening additional stores in certain key major markets that have a close proximity to existing stores. In addition, Harris Teeter realized a higher percentage of sales of its lower priced store branded products and sales declines in more discretionary categories such as floral, health and beauty, and certain general merchandise during the first three quarters of fiscal 2009.

During the first three quarters of fiscal 2009, Harris Teeter opened 11 new stores, closed 1 existing store (which was replaced by a new store) and completed the major remodeling of 2 stores. Since the third quarter of fiscal 2008, Harris Teeter has opened 14 new stores while closing 2 stores for a net addition of 12 stores. Harris Teeter operated 186 stores at June 28, 2009.

Operating profit at Harris Teeter was $42.8 million (4.44% of sales) for the third quarter of fiscal 2009, as compared to $44.5 million (4.81% of sales) in the third quarter of fiscal 2008. For the 39 weeks ended June 28, 2009, operating profit was $132.1 million (4.65% of sales), as compared to $135.1 million (4.98% of sales) in the prior year period. Operating profit was impacted by new store pre-opening costs of $4.1 million (0.42% of sales) and $3.7 million (0.40% of sales) in the third quarter of fiscal 2009 and fiscal 2008, respectively. Pre-opening costs for the 39-week periods ended June 28, 2009 and June 29, 2008 were $11.5 million (0.40% of sales) and $11.6 million (0.43% of sales), respectively. New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule and market location.

The decrease in Harris Teeter’s operating profit resulted primarily from additional promotional activity designed to provide more value to our customers. The sales increases, along with a continued emphasis on operational efficiencies and cost controls, have provided the leverage to partially offset the additional costs associated with Harris Teeter’s increased promotional activity and new store program (pre-opening costs and incremental start-up costs), increased associate benefit costs, credit and debit card fees, and other occupancy costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, “We continue to experience changes in our customers’ spending habits and shopping demands during this time of economic uncertainty. Our customers continue to look for value and we remain focused on enhancing the overall value we deliver to our customers while maintaining or increasing our customer base. We continue to make investments in promotional activity, as well as price, to drive customer shopping visits and loyalty. Accordingly, our customer loyalty data indicates that the number of active households increased by 1.77% per comparable store during the quarter, while store brand penetration continued to increase from the prior quarter. Store brand penetration for the third quarter of fiscal 2009 was 27.10%, an increase of 230 basis points over the prior quarter. A significant portion of our promotional activity investment was offset by operational efficiencies and cost saving initiatives throughout the organization. As a result, selling, general and administrative costs as a percent of sales decreased to 25.95% for the quarter, as compared to 26.33% for the same period last year. We remain focused on the customer and meeting their needs, while delivering the quality, value and customer service they have come to expect from us.”

A&E sales were $60.7 million for the third quarter of fiscal 2009, as compared to $87.2 million in the third quarter of fiscal 2008 and were $187.3 million for the 39 weeks ended June 28, 2009, as compared to $249.9 million in the prior year 39-week period. Foreign sales for the third quarter of fiscal 2009 accounted for approximately 55% of A&E’s sales, as compared to foreign sales of approximately 57% for the third quarter of fiscal 2008. For the 39-week period, foreign sales accounted for approximately 55% of A&E’s fiscal 2009 sales as compared to approximately 56% in fiscal 2008.

A&E recorded an operating loss of $10.2 million for the third quarter of fiscal 2009, as compared to an operating profit of $2.3 million in the third quarter of fiscal 2008. For the 39 weeks ended June 28, 2009, A&E’s operating loss was $15.9 million, as compared to an operating profit of $1.8 million for the same period of fiscal 2008. As discussed above, the operating loss for the quarter and 39-week period included non-cash impairment charges of $9.9 million. Management continues to rationalize A&E’s operations in the Americas and focus on providing best-in-class service to its customers.

Dickson said, “A&E continues to experience significant sales declines as a result of the serious economic conditions facing A&E’s customers in the apparel and non-apparel markets, including the automotive segment. All geographic areas of A&E’s operations, including Asia, experienced weak business conditions as a result of poor retail sales on a global basis. As a result of the poor economic conditions and its impact on A&E’s future expectations, A&E was required to perform tests for goodwill and long-lived asset impairment and, accordingly, wrote off all of the goodwill associated with its U.S. operations and impaired other long-lived assets. The reduction in expenses that A&E has realized through its plant consolidation and rationalization process has not been enough to offset the rapid decline in sales and reduced operating schedules. However, the accomplishments made in expense reduction enabled A&E to realize improved operating results in the latter part of the third quarter of fiscal 2009. A&E’s management intends to continue to reduce expenses to more closely match sales volumes during these difficult economic times. In addition, we will continue to evaluate A&E's structure to best position A&E to take advantage of opportunities available through its enhanced international operations.”

For the first three quarters of fiscal 2009, depreciation and amortization for the consolidated Ruddick Corporation totaled $92.8 million and capital expenditures totaled $164.3 million. Total capital expenditures during the 39 weeks ended June 28, 2009 were comprised of $162.4 million for Harris Teeter and $1.9 million for A&E. During the first three quarters of fiscal 2009, Harris Teeter made an additional net investment of $3.0 million ($7.1 million additional investments less $4.1 million received from property investment sales and partnership returns) in connection with the development of certain of its new stores. As previously disclosed, A&E invested another $8.7 million for an additional 14% ownership interest in Vardhman Yarns and Threads Limited located in India and an additional $0.7 million in its joint venture in Brazil during the first quarter of fiscal 2009.

Harris Teeter’s strong operating performance and financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Harris Teeter plans to open an additional four new stores (one of which will replace an existing store) and complete a major remodeling on one additional store, which will be expanded in size, during the remainder of fiscal 2009. The new store development program for fiscal 2009 is expected to result in an 8.7% increase in retail square footage as compared to an 8.5% increase in fiscal 2008. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. As previously disclosed, Harris Teeter has reduced or delayed the number of new store openings originally planned for the current year, as well as for fiscal 2010 and beyond due to the current economic environment. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

Consolidated capital expenditures for the Company during fiscal 2009 are planned to total approximately $216 million, consisting of $212 million for Harris Teeter and $4 million for A&E. Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company’s revolving line of credit. Management believes that the Company’s revolving line of credit provides sufficient liquidity for what management expects the Company will require through the expiration of the line of credit in December 2012.

As previously disclosed, the Company identified a site for a new distribution center outside of Fredericksburg, VA. Harris Teeter originally estimated the cost for the new facility and equipment at approximately $100 million and an opening sometime in fiscal 2012. While the Company continues with its due diligence procedures, it is also exploring other alternatives. If the new distribution center is pursued, its anticipated construction timeframe is expected to be deferred beyond the original contemplated timeframe of fiscal 2011 and 2012.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2009 due to the current economic environment and its impact on the Company’s customers. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands as a result of the challenging economic environment. The retail grocery market remains intensely competitive and the textile and apparel environment faces additional challenges during this recessionary period. Any operating improvement will be dependent on the Company’s ability to continue to increase Harris Teeter’s market share, rationalize A&E’s operations, offset increased operating costs with additional operating efficiencies, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill and long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states along the eastern seaboard and the District of Columbia, and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

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Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		39 WEEKS ENDED
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
NET SALES
Harris Teeter	$964,190	$926,347	$2,842,544	$2,716,015
American & Efird	60,700	87,227	187,335	249,874
Total	1,024,890	1,013,574	3,029,879	2,965,889

COST OF SALES
Harris Teeter	671,140	637,894	1,966,139	1,870,180
American & Efird	48,539	68,290	152,808	195,915
Total	719,679	706,184	2,118,947	2,066,095

GROSS PROFIT
Harris Teeter	293,050	288,453	876,405	845,835
American & Efird	12,161	18,937	34,527	53,959
Total	305,211	307,390	910,932	899,794

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	250,260	243,930	744,264	710,713
American & Efird	12,506	16,610	40,543	52,112
Corporate	1,577	1,652	4,435	4,809
Total	264,343	262,192	789,242	767,634

IMPAIRMENT CHARGES - A&E
Goodwill Impairment	7,654	-	7,654	-
Long-Lived Asset Impairments	2,237	-	2,237	-
Total	9,891	-	9,891	-

OPERATING PROFIT (LOSS)
Harris Teeter	42,790	44,523	132,141	135,122
American & Efird	(10,236)	2,327	(15,907)	1,847
Corporate	(1,577)	(1,652)	(4,435)	(4,809)
Total	30,977	45,198	111,799	132,160

OTHER EXPENSE (INCOME)
Interest expense	4,272	5,220	13,296	15,131
Interest income	(317)	(62)	(437)	(259)
Net investment loss (gains)	(619)	(73)	(654)	22
Minority interest	222	206	398	404
Total	3,558	5,291	12,603	15,298

INCOME BEFORE TAXES	27,419	39,907	99,196	116,862
INCOME TAXES	10,928	15,398	36,881	44,943
NET INCOME	$16,491	$24,509	$62,315	$71,919

NET INCOME PER SHARE:
Basic	$0.34	$0.51	$1.30	$1.50
Diluted	$0.34	$0.51	$1.29	$1.49

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,986	47,814	47,950	47,827
Diluted	48,358	48,285	48,311	48,306

DIVIDENDS DECLARED PER SHARE - Common	$0.12	$0.12	$0.36	$0.36

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	June 28,	September 28,	June 29,
	2009	2008	2008
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$33,647	$29,759	$34,746
Accounts Receivable, Net	83,582	91,528	106,760
Refundable Income Taxes	5,172	8,607	6,314
Inventories	302,537	312,589	309,097
Deferred Income Taxes	7,025	6,477	9,505
Prepaid Expenses and Other Current Assets	25,376	28,196	24,784
Total Current Assets	457,339	477,156	491,206

PROPERTY, NET	1,066,708	967,331	944,948
INVESTMENTS	157,737	143,902	138,188
DEFERRED INCOME TAXES	954	361	6,820
GOODWILL	515	8,169	8,169
INTANGIBLE ASSETS	24,364	26,355	27,014
OTHER LONG-TERM ASSETS	76,948	73,133	72,603

Total Assets	$1,784,565	$1,696,407	$1,688,948

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes Payable	$7,070	$11,150	$11,729
Current Portion of Long-Term Debt and Capital Lease Obligations	10,747	9,625	9,544
Accounts Payable	217,226	236,649	228,743
Dividends Payable	5,823	-	-
Deferred Income Taxes	46	347	415
Accrued Compensation	48,751	63,826	48,603
Other Current Liabilities	89,727	89,206	84,001
Total Current Liabilities	379,390	410,803	383,035

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	382,585	310,953	349,022
DEFERRED INCOME TAXES	14,467	10,877	832
PENSION LIABILITIES	38,424	44,306	60,446
OTHER LONG-TERM LIABILITIES	92,300	89,685	94,597
MINORITY INTEREST	6,345	5,948	6,113

SHAREHOLDERS' EQUITY:
Common Stock	88,147	83,252	82,686
Retained Earnings	812,412	767,562	748,521
Accumulated Other Comprehensive Income (Loss)	(29,505)	(26,979)	(36,304)
Total Shareholders' Equity	871,054	823,835	794,903

Total Liabilities and Shareholders' Equity	$1,784,565	$1,696,407	$1,688,948

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	39 WEEKS ENDED
	June 28,	June 29,
	2009	2008
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$62,315	$71,919
Non-Cash Items Included in Net Income
Depreciation and Amortization	92,822	84,373
Deferred Income Taxes	1,830	1,240
Net Gain on Sale of Property	(298)	(1,474)
Impairment Losses	9,891	-
Share-Based Compensation	4,275	4,319
Other, Net	(930)	148
Changes in Operating Accounts Utilizing Cash	(17,573)	(31,581)
Dividends Received from Non-Consolidated Subsidiaries	940	500
NET CASH PROVIDED BY OPERATING ACTIVITIES	153,272	129,444

INVESTING ACTIVITIES
Capital Expenditures	(164,276)	(145,277)
Purchase of Other Investments	(16,563)	(38,655)
Acquired Favorable Leases	-	(1,150)
Proceeds from Sale of Property	4,567	16,713
Return of Partnership Investments	595	129
Investments in Company-Owned Life Insurance	(656)	(1,352)
Other, Net	(612)	(1,563)
NET CASH USED IN INVESTING ACTIVITIES	(176,945)	(171,155)

FINANCING ACTIVITIES
Net (Payments on) Proceeds from Short-Term Debt Borrowings	(3,563)	1,482
Net Proceeds from (Payments on) Revolver Borrowings	50,700	(20,600)
Proceeds from Long-Term Debt Borrowings	1,652	100,751
Payments on Long-Term Debt and Capital Lease Obligations	(9,702)	(11,511)
Dividends Paid	(11,642)	(17,390)
Proceeds from Stock Issued	1,367	2,609
Share-Based Compensation Tax Benefits	417	1,726
Purchase and Retirement of Common Stock	-	(6,601)
Other, Net	(1,101)	(1,184)
NET CASH PROVIDED BY FINANCING ACTIVITIES	28,128	49,282

INCREASE IN CASH AND CASH EQUIVALENTS	4,455	7,571
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	(567)	428
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29,759	26,747

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$33,647	$34,746

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest, Net of Amounts Capitalized	$13,062	$14,221
Income Taxes	30,654	44,002
Non-Cash Activity:
Assets Acquired Under Capital Leases	29,397	22,942

RUDDICK CORPORATION
OTHER STATISTICS
June 28, 2009
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation
Depreciation and Amortization:
Third Fiscal Quarter	$27.5	$4.0	$-	$31.5
Fiscal Year to Date	80.9	11.9	-	92.8

Capital Expenditures:
Third Fiscal Quarter	$53.7	$0.6	$-	$54.3
Fiscal Year to Date	162.4	1.9	-	164.3

Purchase of Other Investment Assets:
Third Fiscal Quarter	$3.8	$-	$-	$3.8
Fiscal Year to Date	7.1	9.4	-	16.5

Harris Teeter Store Count:		Quarter		Year to Date
Beginning number of stores		179		176
Opened during the period		7		11
Closed during the period		-		(1)
Stores in operation at end of period		186		186

		Quarter		Year to Date
Harris Teeter Comparable Store Sales		-1.42%		-1.15%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.